UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 7, 2006 (November 4, 2008)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on October 10, 2008, Spectra Energy Corp announced the departure of William S. Garner, Jr., Group Executive, General Counsel and Secretary.

On November 4, 2008, Spectra Energy Corp entered into a Transitional Employment and Separation Agreement with Mr. Garner (the “Agreement”) setting forth the terms of his departure from the company. Under the Agreement, Mr. Garner will continue to receive his current salary and benefits until December 22, 2008. The Agreement also provides that upon executing a release in the form attached to the Agreement, Mr. Garner will receive certain payments and benefits including a cash payment of approximately $1.4 million, a cash payment in an amount equal to the award he would receive under the company’s short term incentive plan, based on satisfaction of his personal goals at 120% of the target level, health and welfare benefits and reimbursement of outplacement assistance and attorneys fees. In addition, Mr. Garner will receive amounts due under all vested Performance Awards, Phantom Stock Awards and Stock Option Agreements currently outstanding. Under the Agreement, Mr. Garner agreed, for a period of one year, not to solicit company employees or clients, or engage in competition with the company.

The Agreement is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Transitional Employment and Separation Agreement, dated November 4, 2008, between Spectra Energy Corp and William S. Garner, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Gregory L. Ebel
Gregory L. Ebel
Group Executive and Chief Financial Officer

Date: November 7, 2008

EXHIBIT INDEX

Exhibit Number
10.1	Transitional Employment and Separation Agreement, dated November 4, 2008, between Spectra Energy Corp and William S. Garner.